EXHIBIT C

LIST OF EXECUTIVE OFFICERS AND DIRECTORS
OF Capital Technologies CDPQ Inc.
DIRECTORS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Henri-Paul Rousseau	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	Chairman and Chief Executive Officer
Jacques M. Brault	Financière Banque Nationale 1155, Metcalfe, 23[e] étage Montréal (Québec) H3B 4S9	General Manager
Denis Dionne	Capital Technologies CDPQ Inc. 1981, avenue McGill College Montréal (Québec) H3A 3C7	President
Claude Lajeunesse	Ryerson Polytechnic University 350, Victoria Street Toronto (Ontario) H2M 2V1	President and Vice- Chancellor
Serge Martin	Martin International 500, Place d'Armes, Suite 2910 Montréal (Québec) H2Y 2W2	President
Guy Morneau	Régie des rentes du Québec 2600, boul. Laurier, bureau 546 Québec (Québec) G1V 4T3	Chairman of the Board and President
Claude Séguin	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	President, CDP Capital - Private Equity and Executive Vice-President, CDP Capital
André Nadeau	CGI Group Inc. 1130, Sherbrooke West, 5th Floor Montreal (Quebec) H3A 2M8	Executive Vice-President and Chief Strategy Officer
Louis Brunel	Institut International des Télécommunications Place Bonaventure 800, de la Gauchetière Ouest, Suite 6700 Montréal (Québec) H5A 1K6	President and Chief Executive Office
Khalil Barsoum	30 Valentine Drive Toronto (Ontario) M3A 3J8

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Claude Séguin	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	President, CDP Capital - Private Equity and Executive Vice-President, CDP Capital
Denis Dionne	Capital Technologies CDPQ Inc. 1981, avenue McGill College Montréal (Québec) H3A 3C7	President
Bertrand Lauzon	Caisse de dépôt et placement du Québec 1981, avenue McGill College Montréal (Québec) H3A 3C7	Vice-President, Finance and Control
Ginette Depelteau	Same	Secretary